As filed with the Securities and Exchange Commission on April 30, 2012

Registration No. 333-173041

Registration No. 333-157282

Registration No. 333-137245

Registration No. 333-132804

Registration No. 333-120310

Registration No. 333-101839

Registration No. 333-38048

Registration No. 333-68401

Registration No. 333-68403

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-173041

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157282

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-137245

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132804

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-120310

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-101839

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-38048

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68401

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68403

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ZOLL MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2711626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

269 Mill Road

Chelmsford, Massachusetts 01824

(978) 421-9655

(Address of principal executive offices)

ZOLL MEDICAL CORPORATION AMENDED AND RESTATED 2001 STOCK INCENTIVE PLAN

ZOLL MEDICAL CORPORATION AMENDED AND RESTATED 2006

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

ZOLL MEDICAL CORPORATION EMPLOYEE SAVINGS PLAN

ZOLL MEDICAL CORPORATION 1992 STOCK OPTION PLAN

ZOLL MEDICAL CORPORATION 2001 STOCK INCENTIVE PLAN

401(K) SAVINGS PLAN

NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

(Full title of the plan)

Richard A. Packer, Chief Executive Officer and President

ZOLL MEDICAL CORPORATION

269 Mill Road

Chelmsford, Massachusetts 01824

(978) 421-9655

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Takashi Shimodaira General Manager, 1st Group, Legal Dept. Asahi Kasei Corporation 1-105 Kanda Jinbocho, Chiyoda-ku Tokyo, Japan, 101-8101 +81 3 3296 3009	Christopher E. Austin John Palenberg Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of ZOLL Medical Corporation (“ZOLL”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-173041, registering (i) 920,000 shares of common stock, par value $.01 per share, of ZOLL (the “Common Stock”) issuable under the ZOLL Medical Corporation Amended and Restated 2001 Stock Incentive Plan (the “2001 Plan”) and (ii) 35,000 shares of Common Stock issuable under the ZOLL Medical Corporation Amended and Restated 2006 Non-Employee Director Stock Option Plan (the “2006 Plan”);

•	Registration Statement No. 333-157282, registering (i) 730,000 shares of Common Stock issuable under the 2001 Plan and (ii) 35,000 shares of Common Stock issuable under the 2006 Plan;

•	Registration Statement No. 333-137245, registering 40,000 shares of Common Stock issuable under the ZOLL Medical Corporation Employee Savings Plan;

•	Registration Statement No. 333-132804, registering (i) 375,000 shares of Common Stock issuable under the 2001 Plan and (ii) 55,000 shares of Common Stock issuable under the 2006 Plan;

•	Registration Statement No. 333-120310, registering 885,000 shares of Common Stock issuable under the 2001 Plan;

•

Registration Statement No. 333-101839, registering (i) 635,000 shares of Common Stock issuable under the ZOLL Medical Corporation 1992 Stock Option Plan (the “1992 Plan”) and (ii) 435,000 shares of Common Stock issuable under the ZOLL Medical Corporation 2001 Stock Incentive Plan;

•	Registration Statement No. 333-38048, registering 40,000 shares of Common Stock issuable under the 401(K) Savings Plan;

•	Registration Statement No. 333-68401, registering 100,000 shares of Common Stock issuable under the Non-Employee Directors’ Stock Option Plan; and

•	Registration Statement No. 333-68403, registering 200,000 shares of Common Stock issuable under the 1992 Plan.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 12, 2012 among Asahi Kasei Corporation, a Japanese corporation (“Asahi Kasei”), Asahi Kasei Holdings US, Inc., a Delaware corporation and direct wholly-owned subsidiary of Asahi Kasei (“HoldCo”), Asclepius Subsidiary Corporation, a Massachusetts corporation and direct wholly-owned subsidiary of HoldCo (“Purchaser”) and ZOLL, Purchaser commenced a tender offer for all of the outstanding shares of Common Stock.

The short form merger was consummated on April 26, 2012, thus completing the acquisition of ZOLL.

Accordingly, ZOLL has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by ZOLL in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, ZOLL hereby removes from registration all shares registered under the Registration Statements that remain unsold as of the date of these post-effective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, State of Massachusetts, on April 30, 2012.

ZOLL MEDICAL CORPORATION

By:	/s/ Richard A. Packer
Richard A. Packer
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard A. Packer Richard A. Packer	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2012

/s/ A. Ernest Whiton A. Ernest Whiton	Vice President of Administration and Chief Financial Officer (Principal Accounting and Financial Officer)	April 30, 2012

/s/ Yasuyuki Yoshida Yasuyuki Yoshida	Director	April 30, 2012

/s/ Takashi Mukuno Takashi Mukuno	Director	April 30, 2012